UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2007

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Named Executive Officer

On March 2, 2007, James T. Thompson, an Executive Vice President of The Mosaic Company (the “Company”) and a “named executive officer” within the meaning of Instruction 3 to Item 5.02 of Form 8-K, and the Company agreed that Mr. Thompson would leave the Company effective March 31, 2007.

(e)	Compensatory Arrangement for Named Executive Officer

The Compensation Committee of the Company’s Board of Directors has authorized the Company to enter into a Retirement Agreement (the “Retirement Agreement”) with Mr. Thompson and terminate his existing Severance Agreement (the form of which is filed as Exhibit 10.iii.n to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006). The Retirement Agreement will provide that, in connection with his departure, Mr. Thompson is entitled to:

•	a payment of $875,000;

•	a payment of $375,000 in lieu of a bonus under the Company’s Management Incentive Plan for fiscal 2007;

•	a payment of $281,250 in lieu of a bonus under the Company’s Synergy Incentive Plan for fiscal 2007;

•	continued health and dental benefits for up to a year;

•	compensation for unused vacation;

•

the vesting of employee stock options to purchase 256,485 shares of the Company’s common stock at exercise prices ranging from $15.04 per share to $17.29 per share (with the continued right to exercise these options as well as 24,737 vested employee stock options held by Mr. Thompson at an exercise price of $17.29 per share through March 31, 2008); and

•	the receipt of 80,044 shares of the Company’s common stock due to the vesting of restricted stock units.

The Retirement Agreement will also include Mr. Thompson’s agreement not to (1) disclose confidential information of the Company, and (2) for a period of 12 months following termination of employment, (a) solicit our customers, dealers, employees and suppliers, or interfere with our business relationships, or (b) compete with us. In addition, Mr. Thompson will be required to sign a full and complete release of all claims against the Company as a condition to receipt of the items listed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: March 6, 2007	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General
Counsel and Corporate Secretary